UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 28, 2012

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive
Watsonville, California 95076
(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon the recommendation of its Governance and Compensation Committee, the Board of Directors (“Board”) of West Marine, Inc. (the “Company”), by unanimous written consent dated December 28, 2012, increased the size of the Board by one director and appointed James F. Nordstrom, Jr. to fill the newly-created vacancy.  The Board also has appointed Mr. Nordstrom as a fourth member of the Governance and Compensation Committee and has affirmatively determined that he qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (“SEC”) and the applicable listing standards of the Nasdaq Stock Market (“Nasdaq Rules”).  The Board also has determined that Mr. Nordstrom is a “non-employee director” as such term is defined by the rules and regulations of the SEC.

Mr. Nordstrom, like all of the other directors of the Company, will stand for re-election to the Board at the Company’s 2013 annual meeting of stockholders.

Mr. Nordstrom has been Executive Vice President and President of Nordstrom Direct for Nordstrom, Inc. since February 2005. His position supports Nordstrom.com, mobile, catalogs and fulfillment center operations. He previously served as Corporate Merchandise Manager – Children’s Shoes from May 2002 to February 2005, and as a project manager for the design and implementation of Nordstrom’s inventory management system from 1999 to May 2002. Mr. Nordstrom is a great-grandson of the company founder and has been employed by Nordstrom’s since 1986.  Mr. Nordstrom is not a member of any other public or private company boards.

Mr. Nordstrom’s e-commerce insights and expertise, coupled with his extensive experience as a senior executive in the retail industry, makes him well-qualified to serve on the Company’s Board and as a member of its Governance and Compensation Committee.

Commencing on the date of his service, which is expected to be the first Board meeting in 2013, most likely in March, Mr. Nordstrom will receive compensation paid to other members of the Board consisting of $25,000 as an annual cash retainer for Board service, payable quarterly, $9,500 as an annual cash retainer for his service as a member of the Governance and Compensation Committee, payable quarterly, and $2,000 for each Board meeting he attends.

Additionally, if re-elected at the next annual meeting, Mr. Nordstrom will receive equity awards commensurate with those granted annually to independent directors of $40,000 worth of restricted stock units (with an election to receive of up to 50% in the form of stock options).

There are no family relationships between Mr. Nordstrom and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company is included in Exhibit 99.1 to this report.

Item 9.01.              Financial Statements and Exhibits.

(a)           Not Applicable.

(b)           Not Applicable.

(c)           Exhibits:

99.1  Press Release dated January 2, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: January 2, 2013	By:	/s/ Pamela J. Fields
Secretary and General Counsel

Exhibit 99.1

[West Marine Logo]

JAMIE NORDSTROM JOINS THE BOARD OF DIRECTORS OF WEST MARINE

WATSONVILLE, CA, January 2, 2013 - West Marine, Inc. (Nasdaq: WMAR).  Upon the recommendation of its Governance and Compensation Committee, West Marine’s board of directors, by unanimous written consent dated December 28, 2012, appointed a new independent director, Jamie Nordstrom, to its board.  Mr. Nordstrom also was appointed as the fourth member of West Marine’s governance and compensation committee. His board and committee service is expected to commence on the first meetings scheduled in 2013, most likely in March, and Mr. Nordstrom, like all of the other directors, will stand for re-election to the board at West Marine’s 2013 annual meeting of stockholders.

Mr. Nordstrom has been Executive Vice President and President of Nordstrom Direct for Nordstrom, Inc. since 2005. His position supports Nordstrom.com, mobile, catalogs and fulfillment center operations. A fourth generation family member, Mr. Nordstrom began his career in the stockroom of Nordstrom’s Bellevue, Washington store in 1986, and went on to hold a number of store and buying management positions. Prior to being named President of Nordstrom Direct, he helped lead an effort to implement a perpetual inventory system and build a multi-channel foundation to better serve customers in stores and online.

Together with the company’s executive team, Mr. Nordstrom has continued to elevate the customer experience across all channels through improved technology and capabilities, greater speed and convenience, broader selection online and more personalized service.

Randy Repass, Chairman of West Marine, says “We are thrilled to have Jamie join our board.  He is an extremely talented and well-respected retailer and a passionate boater.  Jamie has demonstrated a track record of successfully achieving results and driving change across diverse operating units and we look forward to his contributions in our efforts to deliver a seamless, multi-channel proposition that provides an outstanding customer experience.”

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 300 company-operated stores located in 38 states, Puerto Rico and Canada, and five franchised stores in Turkey. Our Direct-to-Customer division, which comprises our call center, direct mail and e-commerce channels, offers customers over 75,000 products plus the convenience of exchanging catalog and e-commerce purchases at our Store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment, serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Contact:  West Marine, Inc.
Matthew Hyde, President and Chief Executive Officer
(831) 761-4229